Exhibit 99.1

Shimmick Corporation Announces Second Quarter 2024 Results - Provides Update on Transformation Plan

Irvine, CA, August 15, 2024 – Shimmick Corp. (NASDAQ: SHIM), a leading water infrastructure company, today announced financial results for the second quarter ended June 28, 2024.

Second Quarter 2024 and Recent Highlights

•
A settlement agreement on litigation on one of the two Legacy Loss Projects (a federal lock and dam project) which will result in $33 million in additional liquidity and eliminates the cost and distraction of prolonged litigation
•
Reported revenue of $91 million, which includes $84 million of Shimmick Projects revenue and a $23 million reduction in Legacy Projects revenue associated with the settlement
•
Reported a net loss of $51 million with an Adjusted EBITDA loss of $40 million which includes a $30 million reduction in Legacy Projects gross margin associated with the settlement
•
Backlog is over $923 million as of June 28, 2024, with over 80% being Shimmick Projects
•
Won a new cogeneration system replacement project
•
Completed sale of our Tracy Equipment Yard with net proceeds used to paydown debt
•
Continued to execute on Transformation plan

Legacy Project Settlement and Sale of Tracy Equipment Yard

On August 8, 2024, the Company entered into a settlement agreement involving change orders and additional compensation sought for a federal lock and dam project. Pursuant to the settlement agreement, the United States Army Corps of Engineers agreed to pay the Company $33 million, which is expected to be collected in fiscal year 2024. By entering into the settlement, the Company avoided the legal fees and distraction associated with several years of expected litigation.

The settlement amount is recorded in contract assets within the condensed consolidated balance sheets. As a result of the settlement and previously estimated contract revenue, the Company recognized a net loss of $30 million on the project, which includes a $23 million reduction to revenue and a $7 million adjustment to the forward loss reserve, within the condensed consolidated statements of operations for the three and six months ended June 28, 2024.

The Company continues to pursue the litigation on the second of the two large Legacy Loss Projects with a trial scheduled for later this year.

On August 9, 2024, we completed the previously disclosed transaction for the sale-leaseback of our equipment yard in Tracy, California. The agreement consummated the sale of the equipment yard for $20.5 million and allows us to continue using the property pursuant to a separately executed seven-year lease. We received net proceeds of $17 million after adjustments for prepaid rent through February 2026 and related closing costs. The equipment yard had a net book value of approximately $3 million and the remaining $17 million of net proceeds received from the transaction were used to repay borrowings under the MidCap Revolving Credit Facility.

Transformation Plan Update

Given Shimmick’s track-record of winning and delivering complex water and other critical infrastructure projects in California, a market which has experienced consistent annual growth with forecasted increases in both the size and complexity of these target projects over the next decade, the Company has announced today the following initiatives as part of our transformation plan to increase our focus on the California water and critical infrastructure market:

o
Increasing the number of regionally based estimators in both southern and northern California to meet increased bid pipeline expectations, improve quality of bids and minimize risk
o
Right-sizing our cost structure by reducing our overhead in non-core areas
o
Redefining our operating model with a renewed focus on supporting the field to safely deliver projects on-time and on-budget for our clients across California

“With our transformation plan progress, the previously announced sale of the assets of the foundation business, the sale-leaseback of the equipment yard, and the Legacy Loss Project claim settlement, we have made progress to a more capital light focused business focused on capturing the growth opportunity in the California water and critical infrastructure market,” said Steve Richards, Chief Executive Officer of Shimmick. “We continue to make progress on bidding activity and are winning new projects. The recently awarded Delta Diablo contract for the Cogeneration System Replacement Project highlights our strategy to focus on winning higher-margin projects in the water space. These activities will position us to meet our long-term goals of driving gross margin expansion in the future."

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Revenue	$91	$155	$211	$319
Gross margin	(31)	$(0)	(47)	6
Net loss attributable to Shimmick Corporation	(51)	(10)	(85)	(20)
Adjusted net loss	(45)	(7)	(74)	(12)
Adjusted EBITDA	(40)	(2)	(64)	(3)
Diluted loss per common share attributable to Shimmick Corporation	$(1.83)	$(0.47)	$(3.16)	$(0.90)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(1.60)	$(0.31)	$(2.77)	$(0.55)

The following table presents revenue and gross margin data for the three and six months ended June 28, 2024 compared to the three and six months ended June 30, 2023:

	Three Months Ended		Six Months Ended
(In millions, except percentage data)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Shimmick Projects(1)
Revenue	$84	$103	$174	$192
Gross Margin	5	9	4	14
Gross Margin (%)	5%	8%	2%	7%
Foundations Projects(2)
Revenue	$8	$9	$15	$29
Gross Margin	(2)	(7)	(6)	(6)
Gross Margin (%)	(23)%	(83)%	(42)%	(19)%
Legacy Projects(3)
Revenue	$(2)	$43	$22	$99
Gross Margin	(34)	(2)	(45)	(2)
Gross Margin (%)	2195%	(4)%	(208)%	(2)%
Consolidated Total
Revenue	$91	$155	$211	$319
Gross Margin	(21)	16	(26)	40
Gross Margin (%)	(23)%	4%	(12)%	13%

(1) Shimmick Projects are those projects started after the AECOM Sale Transactions that have focused on water infrastructure and other critical infrastructure.

(2) The Company entered into an agreement to sell the assets of non-core foundation projects in the second quarter of 2024 and is winding down any remaining work during the year. As the revenue will decline during the remainder of the 2024 fiscal year, the Company is reporting revenue and gross margin related to the projects separately for the periods presented ("Foundations Projects").

(3) Legacy Projects are those projects assumed as part of the AECOM Sale Transactions, that were started under AECOM ownership. Included in the results is a net loss of $30 million, which includes a $23 million reduction to revenue and a $7 million adjustment to the forward loss reserve as a result of the settlement

Shimmick Projects

Projects started after the AECOM Sale Transactions ("Shimmick Projects") have focused on water infrastructure and other critical infrastructure. Revenue recognized on Shimmick Projects was $84 million and $104 million for the three months ended June 28, 2024 and June 30, 2023, respectively. The $20 million decrease in revenue was primarily the result of a $29 million decrease from lower activity on existing jobs and jobs winding down partially offset by a $10 million increase in revenue driven by a new water infrastructure job.

Gross margin recognized on Shimmick Projects was $5 million and $9 million for the three months ended June 28, 2024 and June 30, 2023, respectively. The decline in the gross margin was primarily the result of a $7 million decrease driven by increased cost, schedule extensions and jobs winding down and completing partially offset by a $2 million increase in margin from a new water infrastructure job.

Foundations Projects

The Company entered into an agreement to sell the assets of our non-core Foundation Projects in the second quarter of 2024 and will be winding down any remaining work during the remainder of the 2024 fiscal year. As a result, revenue from Foundations Projects will decline during the remainder of the 2024 fiscal year. Revenue recognized on Foundations Projects was $8 million and $9 million for the three months ended June 28, 2024 and June 30, 2023, respectively. The $1 million decline in revenue was the result of timing of jobs winding down.

Gross margin recognized on Foundations Projects was $(2) million and $(7) million for the three months ended June 28, 2024 and June 30, 2023, respectively. The increase in the gross margin was the result of cost overruns incurred on two jobs during the three months ended June 30, 2023 which were substantially completed during the 2023 fiscal year.

Legacy Projects

As part of the AECOM Sale Transactions, we assumed the Legacy Projects and backlog that were started under AECOM. Legacy Projects revenue was $(2) million, a decline of $44 million as the Company works to complete these projects. As part of a settlement of a claim on a large Legacy Loss Project, we made a non-cash adjustment to revenue of $23 million to reflect the settlement amount. See Recent Developments for additional details. Gross margin was $(34) million, a decrease of $32 million as compared to the three months ended June 30, 2023, primarily as a result of the $30 million impact of the settlement, projects winding down and additional cost overruns on a subset of these projects ("Legacy Loss Projects") that have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors.

In the Legacy Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Legacy Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects. Revenue recognized on these Legacy Loss Projects was $(7) million and $27 million for the three months ended June 28, 2024 and June 30, 2023, respectively, as a result of the settlement discussed above. Gross margin recognized on these Legacy Loss Projects was $(32) million and $(1) million for the three months ended June 28, 2024 and June 30, 2023, respectively, as a result of the settlement of the claim discussed above.

Selling, general and administrative expenses

Selling, general and administrative expenses remained approximately flat period over period.

Equity in (loss) earnings of unconsolidated joint ventures

Equity in (loss) earnings of unconsolidated joint ventures was $(2) million, compared to earnings of $8 million in the prior year period, primarily due to a favorable subcontractor settlement during the three months ended June 30, 2023 that did not reoccur during the three months ended June 28, 2024. Equity in (loss) earnings of unconsolidated joint ventures of $(2) million in the three months ended June 28, 2024 was primarily driven by increased costs due to schedule extensions.

Gain on sale of assets

Gain on sale of assets increased by $4 million primarily due to the gain recognized on the sale of the assets of our non-core Foundations Projects during the second quarter of 2024.

Interest expense

Interest expense increased by $1 million primarily due to interest charges on the Credit Facility which was not entered into until May 20, 2024.

Other expense (income), net

Other expense (income), net increased by $3 million for the three months ended June 28, 2024 primarily due to a $1 million loss recognized on the settlement of certain claims with AECOM as well as other expenses recognized associated with the change in fair value of contingent consideration and other costs incurred during the three months ended June 30, 2024.

Income tax expense

Income tax expense was flat period over period. Due to an expected tax loss for fiscal year ending 2024, no taxable income or tax expense is anticipated for 2024, and no taxable income was recorded for the prior year three months ended June 30, 2023.

Net loss

Net loss increased by $41 million to a net loss of $51 million for the three months ended June 28, 2024, primarily due to the settlement of the claim on a large Legacy Loss Project, equity in loss of unconsolidated joint ventures of $9 million, as well as an increase in other expense of $4 million, partially offset by increases in the gain on the sale of assets of $4 million all as described above.

Diluted loss per common share was $(1.83) for the three months ended June 28, 2024, compared to diluted loss per common share of $(0.47) for the same period in 2023.

Adjusted net loss was $45 million for the three months ended June 28, 2024, compared to an adjusted net loss of $7 million for the same period in 2023.

Adjusted diluted loss per common share was $(1.60) for the three months ended June 28, 2024, compared to $(0.31) for the same period in 2023.

Adjusted EBITDA was $(40) million for the three months ended June 28, 2024, compared to $(2) million for the same period in 2023.

Backlog was $923 million as of June 28, 2024.

Fiscal Year 2024 Guidance

For the full 2024 fiscal year, we now expect:

•
After excluding Foundations Projects revenue of $64 million for the fiscal year ending December 29, 2023, Shimmick Projects revenue to remain generally flat with gross margin between 4 to 9 percent
•
Legacy Projects revenue of $55 to $65 million with negative gross margin of (80%) to (90%), due to the Legacy Loss Project settlement, additional costs recorded for a Legacy Loss Project related to pending change orders and other cost overruns

Conference Call and Webcast Information

Shimmick will host an investor conference call Friday, August 16th, at 8:30am EST. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing (877)-869-3847, or for international callers, (201)-689-8261. A replay will be available two hours after the call and can be accessed by dialing (877)-660-6853, or for international callers, (201)-612-7415. The passcode for the live call and the replay is 13748447. The replay will be available until 11:59 p.m. (ET) on September 6, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by visiting the Investors section of the Company’s website at www.shimmick.com. The online replay will be available for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is a leading provider of water infrastructure solutions nationwide. Shimmick has a long history of working on complex water projects, ranging from the world’s largest wastewater recycling and purification system in California to the iconic Hoover Dam. According to Engineering News Record, in 2023, Shimmick was nationally ranked as a top ten builder of water supply (#6), dams and reservoirs (#7), and water treatment and desalination plants (#7). Shimmick is led by industry veterans, many with over 20 years of experience, and works closely with its customers to deliver complete solutions, including long-term operations and maintenance.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss and EBITDA; our growth prospects; our expectations regarding profitability; our expectations regarding the sale of the assets related to non-core foundation drilling projects and other non-core assets; our continued successful adjustment to becoming a public company following our initial public offering; our expectations regarding successful partnerships with our new investors; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our limited operating history as an independent company following our separation from AECOM; our inability to obtain bonding; our relationship and transactions with our prior owner, AECOM, and requirements to make future payments to AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contact backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and health emergencies; commodity products price fluctuations and rising inflation and/or interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza Strip and the conflict in the Red Sea Region; our ability to timely file reports with the Securities and Exchange Commission; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 29, 2023 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that following in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss Attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss Attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a legacy loss project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	June 28,	December 29,
	2024	2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$22,381	$62,939
Restricted cash	497	971
Accounts receivable, net	48,519	54,178
Contract assets, current	119,694	125,943
Prepaids and other current assets	17,734	13,427

TOTAL CURRENT ASSETS	208,825	257,458

Property, plant and equipment, net	36,153	46,373
Intangible assets, net	7,956	9,244
Contract assets, non-current	46,569	48,316
Lease right-of-use assets	21,328	23,855
Investment in unconsolidated joint ventures	22,202	21,283
Deferred tax assets	-	17,252
Other assets	1,481	2,871

TOTAL ASSETS	$344,514	$426,652

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$57,081	$81,589
Contract liabilities, current	111,821	115,785
Accrued salaries, wages and benefits	28,610	26,911
Accrued expenses	39,073	33,897
Short-term debt	14,773	-
Other current liabilities	14,621	13,071

TOTAL CURRENT LIABILITIES	265,979	271,253

Long-term debt, net	52,789	29,627
Lease liabilities, non-current	13,154	15,045
Contract liabilities, non-current	2,689	3,215
Contingent consideration	4,304	15,488
Deferred tax liabilities	-	17,252
Other liabilities	5,163	4,282

TOTAL LIABILITIES	344,078	356,162

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized as of June 28, 2024 and December 29, 2023; 33,709,919 and 25,493,877 shares issued and outstanding as of June 28, 2024 and December 29, 2023, respectively	337	255
Additional paid-in-capital	39,205	24,445
Retained (deficit) earnings	(38,185)	46,537
Non-controlling interests	(921)	(747)

TOTAL STOCKHOLDERS' EQUITY	436	70,490

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$344,514	$426,652

Shimmick Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2024	2023	2024	2023
Revenue	$90,605	$155,189	$210,648	$319,297
Cost of revenue	121,736	155,646	257,639	313,532
Gross margin	(31,131)	(457)	(46,991)	5,765
Selling, general and administrative expenses	18,079	16,943	33,603	32,502
Amortization of intangibles	644	658	1,288	1,316
Total operating expenses	18,723	17,601	34,891	33,818
Equity in (loss) earnings of unconsolidated joint ventures	(1,854)	7,534	(1,591)	6,993
Gain on sale of assets	3,714	140	3,688	1,680
Loss from operations	(47,994)	(10,384)	(79,785)	(19,380)
Interest expense	1,496	576	2,393	607
Other expense (income), net	1,899	(649)	2,545	(343)
Net loss before income tax	(51,389)	(10,311)	(84,723)	(19,644)
Income tax expense	—	—	—	—
Net loss	(51,389)	(10,311)	(84,723)	(19,644)
Net loss attributable to non-controlling interests	-	(11)	(1)	(7)
Net loss attributable to Shimmick Corporation	$(51,389)	$(10,300)	$(84,722)	$(19,637)
Net loss attributable to Shimmick Corporation per common share
Basic	$(1.83)	$(0.47)	$(3.16)	$(0.90)
Diluted	$(1.83)	$(0.47)	$(3.16)	$(0.90)

Shimmick Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended
	June 28,	June 30,
	2024	2023

Cash Flows From Operating Activities
Net loss	$(84,723)	$(19,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,967	1,051
Depreciation and amortization	8,199	8,549
Equity in loss (earnings) of unconsolidated joint ventures	1,591	(6,993)
Return on investment in unconsolidated joint ventures	421	11,437
Gain on sale of assets	(3,714)	(1,680)
Other	1,478	409
Changes in operating assets and liabilities:
Accounts receivable, net	5,659	(4,797)
Contract assets	7,996	(9,823)
Accounts payable	(24,508)	9,274
Contract liabilities	(3,963)	(34,156)
Accrued salaries, wages and benefits	1,699	(427)
Accrued expenses	5,176	(19,336)
Other assets and liabilities	3,874	5,464
Net cash used in operating activities	(78,848)	(60,672)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(7,595)	(3,210)
Proceeds from sale of assets	11,037	4,881
Proceeds from advance on sale of non-core business contracts	-	20,000
Unconsolidated joint venture equity contributions	(3,460)	(13,310)
Return of investment in unconsolidated joint ventures	-	4,286
Net cash (used in) provided by investing activities	(18)	12,647
Cash Flows From Financing Activities
Borrowings on Credit Facility	54,200	—
Net (repayments of) borrowings on Revolving Credit Facility	(14,675)	30,000
Other	(1,691)	(955)
Net cash provided by financing activities	37,834	29,045
Net decrease in cash, cash equivalents and restricted cash	(41,032)	(18,980)
Cash, cash equivalents and restricted cash, beginning of period	63,910	82,085
Cash, cash equivalents and restricted cash, end of period	$22,878	$63,105
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	$22,381	$61,295
Restricted cash	497	1,810
Total cash, cash equivalents and restricted cash	$22,878	$63,105

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net loss and Adjusted Diluted Earnings Per Common Share

Adjusted net loss represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have and expect to incur including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended
	June 28,	June 30,
(In thousands)	2024	2023
Net loss attributable to Shimmick Corporation	$(51,389)	$(10,300)
Transformation costs (1)	2,608	-
Stock-based compensation	969	523
Legal fees and other costs for Legacy Projects (2)	2,629	2,128
Other (3)	209	889
Adjusted net loss	$(44,974)	$(6,760)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(1.60)	$(0.31)
Diluted	$(1.60)	$(0.31)

(1) Consists of transformation-related costs we have and expect to incur including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

(2) Consists legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with AECOM.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate stock-based compensation, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have and expect to incur including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
(In thousands)	2024	2023	2024	2023
Net loss attributable to Shimmick Corporation	$(51,389)	$(10,300)	$(84,722)	$(19,637)
Depreciation and amortization	3,789	4,384	8,199	8,549
Interest expense	1,496	575	2,393	607
Income tax expense	-	-	-	-
Transformation costs (1)	2,608	-	2,608	-
Stock-based compensation	969	523	1,967	1,051
Legal fees and other costs for Legacy Projects (2)	2,629	2,128	5,360	4,638
Other (3)	209	889	446	1,918
Adjusted EBITDA	$(39,689)	$(1,801)	$(63,749)	$(2,875)

(1) Consists of transformation-related costs we have and expect to incur including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with AECOM.